Exhibit 99.1

MarineMax Reports Fiscal 2023 First Quarter Results

~ Record December Quarter Revenue of $508 Million, Up 7% ~

~ Record December Quarter Gross Margin of 36.8% ~

~ Net Income of $19.7 Million, or $0.89 per Share; Adjusted Net Income of $27.3 Million, or $1.24 per Share ~

~ Adjusted EBITDA of $53.2 Million ~

~ Updates Fiscal Year 2023 Guidance ~

~ Company to Host Q1 2023 Earnings Call at 10:00 a.m. ET Today ~

Clearwater, Florida, January 26, 2023 — MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat, yacht and superyacht company, today announced results for its first quarter ended December 31, 2022.

Revenue increased 7% to a record $507.9 million for the quarter ended December 31, 2022, from $472.7 million in the comparable period last year. The growth was primarily driven by contributions from strategic acquisitions, including IGY Marinas which closed in October 2022. As a result of the current macroeconomic environment and ongoing supply chain challenges, same-store sales declined a modest 1% for the quarter, compared with an increase of 9% in the first quarter of 2022.

Net income for the quarter ended December 31, 2022 was $19.7 million, or $0.89 per diluted share, compared with net income of $35.9 million, or $1.59 per diluted share, for the same period last year. Adjusted net income1 was $27.3 million, or $1.24 per diluted share for the quarter ended December 31, 2022. Adjusted EBITDA1 for the quarter ended December 31, 2022 was $53.2 million, compared with $55.3 million for the same period last year. Adjusted EBITDA1, excluding the adjustment for currency changes, was $55.6 million for the quarter ended December 31, 2022.

Brett McGill, Chief Executive Officer and President, stated, “Our team executed exceptionally well in the first quarter, despite the sustained supply chain constraints and economic uncertainty. We delivered strong top-line growth, record December quarter gross margin, strong positive cash flows and Adjusted EBITDA, reflecting the strength of our premium brands and the addition of IGY Marinas to our portfolio. In addition to the IGY acquisition, we also expanded with Midcoast Marine Enterprises, while also growing on the technology front, through the formation of a new business, New Wave Innovations. New Wave recently completed the acquisition of Boatzon, the industry’s only 100% online boat and marine digital retail platform.”

Mr. McGill concluded, “Although we are updating our 2023 guidance as a result of current economic uncertainty, we have strong momentum as we move into the remainder of the year. We are backed by one of the strongest balance sheets in the industry, which provides us increased flexibility to remain agile and take advantage of opportunities as they arise. We remain confident that our organic growth opportunities, coupled with attractive strategic acquisitions, position us well for 2023 and beyond. We continue to execute on our strategic growth plan to drive sustainable value for MarineMax stakeholders through a diversified business model built on premium brands, global marinas, world-class services, and innovative technology.”

1 This is a non-GAAP measure. See below for an explanation and quantitative reconciliation of each non-GAAP financial measure.

2023 Guidance

Based on current business conditions, retail trends and other factors, the Company is updating its fiscal year 2023 guidance for Adjusted earnings2 per diluted share to a range of $6.90 to $7.40. In addition, the Company's fiscal year 2023 guidance for Adjusted EBITDA2 is a range of $275 million to $300 million. These expectations do not consider, or give effect for, among other things, material acquisitions that may be completed by the Company during fiscal 2023 or other unforeseen events, including changes in global economic conditions.

Conference Call Information

MarineMax will discuss the fiscal 2023 first quarter results and outlook in a conference call starting at 10:00 a.m. ET today. The conference call can be accessed via the “Investors” section of the Company's website: http://www.marinemax.com, or by dialing 877-407-0789 (U.S. and Canada) or 201-689-8562 (International) and entering Conference ID 13734894. An archived replay will be available within one hour of the conclusion of the call and will be archived on the website for one year.

About MarineMax

As the world’s largest lifestyle retailer of recreational boats and yachts, as well as yacht concierge and superyacht services, MarineMax (NYSE: HZO) is United by Water. We have more than 125 locations worldwide, including 78 dealerships and 57 marinas. Our integrated business includes IGY Marinas, which operates luxury marinas in yachting and sport fishing destinations around the world; Fraser Yachts Group and Northrop & Johnson, leading superyacht brokerage and luxury yacht services companies; Cruiser Yachts, one of the world’s premier manufacturers of premium sport yacht and yachts; and Intrepid Powerboats, a premier manufacturer of powerboats. To enhance and simplify the customer experience, we provide financing and insurance services as well as leading digital technology products that connect boaters to a network of preferred marinas, dealers, and marine professionals through Boatyard and Boatzon. In addition, we operate MarineMax Vacations in Tortola, British Virgin Islands, which offers our charter vacation guests the luxury boating adventures of a lifetime. Land comprises 29% of the earth’s surface. We’re focused on the other 71%. Learn more at www.marinemax.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company's momentum as it moves into the remainder of fiscal 2023, the Company's positioning for fiscal 2023 and beyond, the Company's execution of its strategic plan, and the Company’s fiscal year 2023 guidance. These statements are based on current expectations, forecasts, risks, uncertainties, and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions, and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the performance and integration of the recently-acquired businesses, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within the Company's industry, the level of consumer spending, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2022 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

2 See “Non-GAAP Financial Measures” below for a discussion of why reconciliations of forward-looking Adjusted earnings and Adjusted EBITDA are not available without unreasonable effort.

Contact:
Investors:
	Michael H. McLamb	Scott Solomon or Laura Resag
	Chief Financial Officer	Sharon Merrill Associates, Inc.
	727-531-1700	investors@marinemax.com.
MarineMax, Inc.
Media:
Katherine Cooper
Director of Communications
MarineMax, Inc.
press@marinemax.com

~more~

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2022	2021
Revenue	$507,927	$472,691
Cost of sales	321,030	305,492
Gross profit	186,897	167,199

Selling, general, and administrative expenses	150,397	119,997
Income from operations	36,500	47,202

Interest expense	9,484	637
Income before income tax provision	27,016	46,565

Income tax provision	7,029	10,622
Net income	19,987	35,943

Less: Net income attributable to non-controlling interests	297	-
Net income attributable to MarineMax, Inc.	$19,690	$35,943

Basic net income per common share	$0.91	$1.64

Diluted net income per common share	$0.89	$1.59

Weighted average number of common shares used in computing net income per common share:

Basic	21,756,165	21,899,264
Diluted	22,223,173	22,663,694

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$177,773	$216,315
Accounts receivable, net	68,514	39,468
Inventories	605,369	325,396
Prepaid expenses and other current assets	21,715	16,736
Total current assets	873,371	597,915
Property and equipment, net	501,589	217,513
Operating lease right-of-use assets, net	138,592	101,835
Goodwill	527,718	234,758
Other intangible assets, net	38,794	12,358
Other long-term assets	33,220	10,757
Total assets	$2,113,284	$1,175,136
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$43,373	$27,244
Contract liabilities (customer deposits)	119,889	144,550
Accrued expenses	101,799	81,437
Short-term borrowings	341,212	113,461
Current maturities on long-term debt	32,449	3,587
Current operating lease liabilities	10,480	9,641
Total current liabilities	649,202	379,920
Long-term debt, net of current maturities	415,263	46,623
Noncurrent operating lease liabilities	121,045	94,913
Deferred tax liabilities, net	37,807	13,161
Other long-term liabilities	75,041	7,167
Total liabilities	1,298,358	541,784
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	29	29
Additional paid-in capital	308,480	291,814
Accumulated other comprehensive income	2,010	252
Retained earnings	650,357	468,621
Treasury stock	(148,656)	(127,364)
Total shareholders’ equity attributable to MarineMax, Inc.	812,220	633,352
Non-controlling interests	2,706	—
Total shareholders’ equity	814,926	633,352
Total liabilities and shareholders’ equity	$2,113,284	$1,175,136

MarineMax, Inc. and Subsidiaries

Segment Financial Information

(Amounts in thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2022	2021
Revenue:
Retail Operations	$479,686	$454,618
Product Manufacturing	56,326	34,244
Elimination of intersegment revenue	(28,085)	(16,171)
Revenue	$507,927	$472,691
Income from operations:
Retail Operations	$36,728	$45,123
Product Manufacturing	6,502	3,443
Elimination of intersegment income	(6,730)	(1,364)
Income from operations	$36,500	$47,202

MarineMax, Inc. and Subsidiaries

Supplemental Financial Information

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2022	2021
Net income attributable to MarineMax, Inc.	$19,690	$35,943
Acquisition costs (1)	6,036	501
Intangible amortization (2)	1,705	511
Change in fair value of contingent consideration (3)	1,047	110
Hurricane expenses	1,494	—
Tax adjustments for items noted above (4)	(2,704)	(256)
Adjusted net income attributable to MarineMax, Inc.	$27,268	$36,809

Diluted net income per common share	$0.89	$1.59
Acquisition costs (1)	0.27	0.02
Intangible amortization (2)	0.08	0.02
Change in fair value of contingent consideration (3)	0.05	—
Hurricane expenses	0.07	—
Tax adjustments for items noted above (4)	(0.12)	(0.01)
Adjusted diluted net income per common share	$1.24	$1.62

(1) Acquisition costs relate to acquisition transaction costs in the period.
(2) Represents amortization expense for acquisition-related intangible assets.
(3) Represents expenses to record contingent consideration liabilities at fair value.
(4) Adjustments for taxes for items are calculated based on the effective tax rate for each respective period presented and the jurisdiction of the adjustment.

	Three Months Ended
	December 31,
	2022	2021
Net income attributable to MarineMax, Inc.	$19,690	$35,943
Interest expense (excluding floor plan)	6,366	316
Income tax provision	7,029	10,622
Depreciation and amortization	9,118	4,496
Stock-based compensation expense	4,845	3,263
Acquisition costs	6,036	501
Change in fair value of contingent consideration	1,047	110
Hurricane expenses	1,494	—
Foreign currency	(2,430)	72
Adjusted EBITDA	$53,195	$55,323

Non-GAAP Financial Measures

This press release, along with the above Supplemental Financial Information table, contains “Adjusted net income” and “Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization” (“Adjusted EBITDA”), which are non-GAAP financial measures as defined under applicable securities legislation. In determining these measures, the Company excludes certain items which are otherwise included in determining the comparable GAAP financial measures. The Company believes these non-GAAP financial measures are key performance indicators that improve the period-to-period comparability of the Company’s results and provide investors with more insight into, and an additional tool to understand and assess, the performance of the Company's ongoing core business operations. Investors and other readers are encouraged to review the related GAAP financial measures and the above reconciliation and should consider these non-GAAP financial measures as a supplement to, and not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

In addition, we have not reconciled our fiscal year 2023 Adjusted earnings and Adjusted EBITDA guidance to net income (the corresponding GAAP measure for each), which is not accessible on a forward-looking basis due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to acquisition contingent consideration and acquisition costs. Acquisition contingent consideration and acquisition costs, which are likely to be significant to the calculation of net income, are affected by the integration and post-acquisition performance of our acquirees, which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted earnings and Adjusted EBITDA are not available without unreasonable effort.